EXHIBIT (8)(K)

                       CUSTODIAN AGREEMENT

             (Addition of the Balanced Income Fund)


Firstar Trust Company
P.O. Box 2054
Milwaukee, WI   53201

Gentlemen:

          Pursuant to Paragraph 16 of the Custodian Agreement dated as of July 29, 1988 and amended as of May 1, 1990, between you and Portico Funds, Inc. (formerly, Elan Funds, Inc.) (the "Company"), the Company requests that you render services as Custodian under the terms of said agreement with respect to the Balanced Income Fund, an additional portfolio which the Company is establishing. Your compensation for the services provided under said agreement for said additional portfolio shall be determined in accordance with the fee schedule attached hereto.

          Please sign two copies of this letter where indicated to signify your agreement to serve as Custodian and to the compensation terms set forth on the attached fee schedule.

                                   Sincerely,

Dated:  December 1, 1997           PORTICO FUNDS, INC.



                                   By:/s/ Steven R. Parish
                                      ----------------------
                                      (Authorized Officer)

ACKNOWLEDGED AND AGREED:

FIRSTAR TRUST COMPANY


By:/s/ Joseph C. Neuberger              Dated:  December 1, 1997
   ----------------------
   (Authorized Officer)





                      FIRSTAR TRUST COMPANY
                      MUTUAL FUND SERVICES

     MUTUAL FUND CUSTODIAL AGENT SERVICE ANNUAL FEE SCHEDULE
                               FOR
                      Balanced Income Fund
                      --------------------


Annual Fee Per Fund  based on market value of assets:

$ .20 per $1,000 on the first $2 billion market value of assets
$ .15 per $1,000 on the next $2 billion market value of assets
$ .10 per $1,000 on the balance of the market value of assets.


Investment Transactions: Purchase, sale, exchange, tender, redemption (maturity), receipt and delivery.

$12.00    per Book Entry Securities (Depository or Federal
          Reserve System).
$25.00    per Definitive Securities (Physical).
$75.00    per Euroclear.
$ 8.00    per Principal reduction on pass-through certificates.
$35.00    per Option/Futures Contract.
$10.00    per variation margin transaction.
$25.00    per Mutual Fund trade.
$12.00    per Fed Wire deposit or withdrawal.
$12.00    per Commercial Paper.
$12.00    per Repurchase Agreement.

Extraordinary expenses based on time and complexity involved.

Out-of-Pocket Expenses:  Charged on the account.

Fees are billed monthly based on the value at the beginning of the month.